UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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USA Technologies, Inc. issued the following press release on June 18, 2012:

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Veronica Rosa	Joe Crivelli
VP, Corp. Comm. and Investor Relations	Senior Vice President
USA Technologies	Gregory FCA
484-359-2138	610-228-2100
vrosa@usatech.com	joec@gregcomm.com

USA Technologies Issues Open Letter to Shareholders Reiterating Execution of Business Plan

Successful Execution of Strategic Initiatives Positions Company for Long-Term
Value Creation and Financial Returns

Leading Proxy Advisory Firms ISS and Glass Lewis Agree that USAT Shareholders Should Vote
For USAT’s Highly Qualified Director Nominees

USAT Urges Shareholders to Protect Their Investment
By Voting the WHITE Proxy Card

MALVERN, PA, June 18, 2012 -- USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or “the Company”), a leader of wireless, cashless payment and M2M telemetry solutions for self−serve, small−ticket retailing industries, today issued an open letter to shareholders emphasizing the strength of its business and highlighted the ongoing execution of its strategic plan that is resulting in improved operational and financial performance.

USAT recommends shareholders disregard what USAT believes are the false and misleading statements that have been disseminated by dissident shareholder Bradley Tirpak operating under the self-laudatory moniker “S.A.V.E.”  USAT recommends shareholders vote FOR the Company’s highly qualified nominees on the WHITE proxy card and discard any proxy materials they may have received from S.A.V.E.

Dear Fellow Shareholders:

THE USAT PLAN TO BUILD LONG-TERM SHAREHOLDER VALUE

Over the past month, you have seen back and forth correspondence and press releases from us as well as from a disgruntled former board member of our company.  Let us be perfectly clear on the facts – and leave the fiction to them.

The USAT team, led by our new CEO, Steve Herbert, and directed by our highly qualified and experienced board with 5 new independent members, including a new lead independent director, has developed and begun to implement a strategic plan to build long term shareholder value for all of our shareholders.

At the heart of USAT’s business strategy lies a focus on aggressively leveraging USAT’s ePort solutions, specifically designed for the unique needs of the small ticket, self-serve retail market. The centerpiece of this offering, the ePort Connect® service, which generates 80% of USAT’s revenues, offers customers turnkey telemetry, machine-to-machine (“M2M”) and cashless payment services, including a number of recently introduced value-add services.  By focusing on a high-margin service model, USAT is developing a reliable, profitable stream of recurring revenues that creates a foundation for profitability and long-term value creation.

Specifically, USAT’s strategic plan is based on four fundamental pillars that are generating results:

USAT’s Strategic Plan for Growth and Profitability
USAT’s financial and operational position is fundamentally strong and positioned for profitability and growth.
	●	Adjusted EBITDA of $336,000, an increase of 136% year-over-year.1 (See definition and reconciliation below.)
FINANCIAL	●	Total revenues increased by 36% year-over-year.1
STABILITY AND	●	Recurring revenues grew by over 50% in FY 2010 and FY 2011.4
PERFORMANCE	●	Gross profit margins from recurring revenues: 37%, driving further profit growth.2,4
	●	USAT is quickly approaching the high end of its 40% gross profit margin target on recurring revenues due to strengthened partnership agreements and the benefits of scale.
	●	Anticipates June 30, 2012 Adjusted EBITDA to increase over third quarter results.3 (See definition below.)
	●	Expect to be profitable by the quarter ending December 31, 2012. (See financial assumptions noted below.)

Leverage leading market position and broaden customer base to grow connections and revenues.
CUSTOMER	●	Estimated 80% market share for cashless connections with over 3,000 customers and 155,000 connections.
FOCUSED	●	Added 85,000 connections since the inception of JumpStart.
MARKET	●	Tripled the number of customers (added 2,050) since the inception of JumpStart.
LEADERSHIP	●	75,000 connections take advantage of USAT’s NFC enabled ePort® G8 and stand ready to accept mobile payment as that consumer trend takes hold.
USAT is dedicated to developing product and service innovations based on multiple factors, including customer input.
CONTINUOUS	●	New services: prepaid, customer loyalty program, two-tier pricing, and digital media, designed to increase the value of a USAT connection.
INNOVATION	●	Completed next generation service platform—expanded capacity, speed, more data and greater 3rd party device assimilation.
●
NAMA award-winning JumpStart program drove gross profit from recurring license and transaction fees from $393,000 for the quarter ended December 31, 2009 to $2.24 million for the quarter ended March 31, 2012.

USAT’s 79 patents, extensive knowledge and trade secrets create what USAT views as a distinct competitive advantage and the ability to generate additional revenue through licensing.
LEVERAGE	●	Accelerated penetration into strategic vertical markets with licensing of SDK software
INTELLECTUAL	●	Inclusion of licensing in third party hardware relationships for ePort Connect service, such as Crane Merchandising Systems.
PROPERTY

1 Quarter ended March 31, 2011 compared to the quarter ended March 31, 2012.
2 For quarter ended March 31, 2012.
3 Excludes proxy contest costs.
4 Recurring revenues refers to licensing and transaction fees.

USAT’s plan is working.  We believe in the high growth potential of the markets in which we operate and are confident that our strategy will drive enhanced operational and financial results and will create long-term shareholder value.

Leading Proxy Advisory Firms ISS and Glass Lewis Agree That USAT Shareholders Should Vote
For USAT’s Highly Qualified Director Nominees

Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis), two of the nation’s leading proxy advisory firms, have recommended that USA Technologies shareholders vote FOR all nine director nominees on the WHITE proxy card.

These recommendations further enforce our belief that our nominees are best suited to help USAT achieve its potential as we push forward on executing our strategic plan to set the Company on a path to sustained growth and profitability. The proxy advisory firms recognize, as we do, that our plan is beginning to deliver positive results and that USAT’s nominees have the qualifications necessary to most effectively lead USAT and to deliver value to all our shareholders.

It is Our Strong Belief That Tirpak’s False and Misleading Statements Underscore a
Marked Lack of Integrity and Understanding of USAT’s Business

The Board strongly believes that Tirpak’s misstatements and falsehoods are evidence that he is devoid of credibility and lacks a fundamental understanding of USAT’s business, which is demonstrated by the inherently flawed “USAT business improvement plan” he has circulate widely only two weeks before the Annual Meeting.

For example:

Tirpak’s characterizations of the financial prospects of USAT’s service model are grossly false and misleading.

•
As Mr. Tirpak is well aware from serving on our board, USAT’s ePort Connect service is a sophisticated, industry-leading wireless, cashless payment and M2M telemetry solution for self-serve, small-ticket retailing industries. Our service, which generates 80% of USAT’s revenues, provides customers with many value-added services.

Tirpak’s assertions about JumpStart are pure fabrication.

•
The strength of USAT’s business model is based on value-added services, not on selling hardware, and the JumpStart program introduces USAT’s services to a broad and growing customer base that has driven a three-fold increase in our overall customer base.

•
Importantly, the JumpStart program has significantly increased connections, which has led to enhanced recurring revenues. In fact, since December 31, 2009, JumpStart has helped fuel a $3.9 million increase in quarterly revenue from license and transaction fees--from approximately $2.1 million at inception to $6.0 million for the quarter ended March 31, 2012.

Tirpak’s statement that USAT does not make money on transactions is false.

•
Transaction processing and other value-added services provide significant recurring revenues to USAT.  Contrary to Tirpak’s assertions, increasing consumer use of cashless payments further strengthens the demand for our ePort Connect service and is an essential part of our growth strategy.

Tirpak makes false claims about USAT’s hardware.

•
Contrary to Mr. Tirpak’s blatant fabrications, our devices (“hardware”) are proprietary, state of the art designs, with strong commercial acceptance—USAT was ranked 5th in The Nilson Report’s rankings for POS shippers in October 2011 alongside global giants such as VeriFone, Ingenico and First Data.

By making these and other reckless representations, we believe that Tirpak has harmed the goodwill of our business, and jeopardized valuable USAT customer and partner relationships.  You can rest assured that Tirpak and his associates will be held fully accountable for any damages suffered by USAT as a result of their irresponsible acts.

USAT Shareholders’ Investments are Not Safe with S.A.V.E.

Given Brad Tirpak’s history of misrepresentations and value destruction, false and misleading statements, lack of integrity and utter failure to understand USAT’s business, USAT shareholders should ask themselves:  is this the type of person with whom you wish to entrust your investment in USAT?

Do Not Risk The Future Of Your USAT Investment

The USAT Board cautions shareholders to not let the agenda of this dissident, whom we believe is deceitful, impede the USAT Board from delivering value to all shareholders.  Furthermore, the Board believes that the election of Tirpak and his director nominees would result in lost business momentum, damaged customer and partner relationships, stalled revenue growth and the destruction of shareholder value.

USAT’s Board recommends shareholders vote FOR USAT’s director nominees on the WHITE proxy card.  The Company also urges shareholders to discard any gold proxy card that they receive from S.A.V.E.

On behalf of USA Technologies’ Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Stephen P. Herbert	/s/ Steven D. Barnhart
Stephen P. Herbert	Steven D. Barnhart
Chairman and Chief Executive Officer	Lead Independent Director

Investor Presentation:  USAT has filed a presentation with the Securities and Exchange Commission in connection with its 2012 Annual Meeting of Shareholders to be held on June 28, 2012.  The “ISS Presentation” provides additional details regarding USAT’s successful implementation of its turnaround plan to create value for shareholders.  The presentation is available under the “Investor Relations” section of USAT’s website at www.usatech.com.

USAT urges shareholders to vote today by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it as soon as possible.  Please do not return or otherwise vote any proxy card sent to you by S.A.V.E.

If you have any questions, require assistance in voting your shares, or need additional copies of USAT’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
OR
TOLL-FREE (800) 322-2885

Non-GAAP Financial Measures: Adjusted EBITDA

Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

	March 31, 2012	March 31, 2011
Net Loss	$(538,618)	$(2,514,268)
Less interest income	(14,029)	(13,936)
Plus interest expense	10,520	9,795
Plus income tax expense	--	__
Plus depreciation expense	631,330	468,611
Plus amortization expense	258,600	258,600
Less change in fair value of warrant liabilities	(95,074)	850,740
Plus stock-based compensation	83,300	288
Adjusted EBITDA	$336,029	$(940,170)

This document includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: Adjusted EBITDA.  See "Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization Expense (Adjusted EBITDA)" table above for further information regarding this non-GAAP financial measure.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses, stock-based compensation, as it does not reflect the cash-based operations of USAT.  Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles).  The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USAT or net cash used in operating activities.  Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of USAT’s profitability or net earnings.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Financial Assumptions Related to December 31, 2012 Net Income Expectation

1.
Fair value of warrant liability:  Assumes no increase in the fair value of USAT’s warrant liabilities at December 31, 2012 compared to the fair value of the warrant liabilities at September 31, 2012. Changes in fair value of USAT’s warrant liabilities create a non-cash expense and/or income in the Consolidated Statement of Operations.

2.
Connections: Assumes USAT is able to maintain its existing level of connections, which were approximately 155,000 as last reported by USAT and that USAT adds new connections at a minimum level of approximately 8,000 per quarter.

3.	Margins and expenses: Assumes USAT maintains or slightly improves gross margin percent and maintains the approximate same level of SG&A expenses as the March 31, 2012 quarter.
4.
Regulated debit interchange rates:  Assumes (1) USAT renews its existing agreement with Visa expiring in October 2012 or (2) regulated debit interchange rates promulgated by Visa and MasterCard return to rates that existed prior to the Durbin Amendment or (3) in the event 1 or 2 do not occur, USAT is successful in implementing its Two-Tier Pricing Program with customers so any increased interchange rates can be passed through by them to end users.

5.
Proxy contest: Assumes there is no negative impact on customer retention, existing connections, rate of new connections to the ePort Connect service, or costs or charges associated with the proxy contest incurred or accrued during the December 31, 2012 quarter.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. USAT has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Forward-looking Statements:
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the potential costs and management distractions attendant to Mr. Tirpak’s nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from USAT or the Securities and Exchange Commission’s investigation would have a material adverse effect on the future financial results or condition of USAT; the ability of USAT to compete with its competitors to obtain market share; the ability of USAT to obtain widespread commercial acceptance of it products; and whether USAT's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.